SHAREHOLDER AGREEMENT

               THIS AGREEMENT made the 20th day of February, 1996.

B E T W E E N:

                           CONSOLIDATED MERCANTILE CORPORATION,
                           MARSY INDUSTRIES LIMITED, DOMENICO MARZANO,
                           HENRY SCHNURBACH, GARY CRANDALL and
                           ALAN CASTLE,

                           (hereinafter sometimes collectively
                           called the "Depositors" or on
                           an individual basis as "Shareholder")

                                                            OF THE FIRST PART;

                           - and -

                           MONTREAL TRUST COMPANY OF CANADA, as Trustee, a trust company existing under the laws of Canada,

                           (hereinafter called the "Trustee")

                                                            OF THE SECOND PART;

                           - and -

                           MONTREAL TRUST COMPANY OF CANADA,
                           as Escrow Agent,
                           a trust company existing
                           under the laws of the Canada,

                           (hereinafter called the "Escrow Agent")

                                                           OF THE THIRD PART;

                           - and -

                           POLYAIR INTER PACK INC.,
                           a corporation incorporated under
                           the laws of the Province of Ontario,

                           (hereinafter called the "Corporation")

                                                          OF THE FOURTH PART.


     WHEREAS the Corporation has an authorized capital consisting of an unlimited number of Common and an unlimited number of Preference Shares of which 4,000,000 Common Shares are issued and outstanding.

     AND WHEREAS it is the intention of the Corporation to make an initial public offering (the "IPO") of certain securities including its Common Shares;

     AND WHEREAS the Depositors are holders of Common Shares of the Corporation and wish to record their agreement with each other and with the Trustee to pool their Common Shares so the controlling vote at shareholders' meetings of the Corporation will be vested in the Trustee;

     AND WHEREAS the parties hereto have agreed to enter into an escrow agreement made as of February 8, 1996 (the "Escrow Agreement") in connection with the IPO pursuant to which 3,308,400 Common Shares will be transferred to the Escrow Agent as the escrow agent named therein to be dealt with in the manner prescribed under the Escrow Agreement;

     AND WHEREAS the Shareholders also wish to record their mutual agreement to provide each other with first rights of refusal in connection with the transfer of Common Shares by a shareholder;

     AND WHEREAS the Corporation has agreed to join in this Agreement to evidence its consent to and agreement to be bound by the provisions hereof;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:


1. VOTING TRUST PROVISIONS

     (a) Transfer of Common Shares to Trustee - Each of the Depositors hereby assigns and transfers to the Trustee Common Shares of the Corporation as follows:

       DEPOSITOR                                           NO. OF COMMON SHARES

       Consolidated Mercantile Corporation                    2,599,537
       Marsy Industries Limited and/or
       Domenico Marzano                                         461,713
       Henry Schnurbach                                         195,000
       Gary Crandall                                             97,500
       Alan Castle                                              146,250

to be held in trust in accordance with the terms and provisions of this Agreement. All of the aforesaid Common Shares shall be hereinafter referred to as the "Deposited Shares".

     (b) Escrowed Common Shares - Each of the Depositors hereby irrevocably authorizes and directs the Escrow Agent to assign and transfer to the Trustee any and all Common Shares of the Depositors which may be held in escrow under the Escrow Agreement during the continuance of the trust constituted by the provisions of Section 1 of this Agreement. Each of the Depositors hereby irrevocably authorizes and directs the Escrow Agent to deliver to the Trustee in advance of each meeting of the shareholders of the Corporation suitable authorities or proxies to permit the Trustee to exercise the voting rights attached to all Common Shares which are subject to the Escrow Agreement.

     (c) (i) Voting by Trustee - The Trustee shall vote the Deposited Shares at all meetings of the shareholders of the Corporation during the continuance of the trust constituted by this Agreement according to the direction or directions from time to time received by the Trustee from Consolidated Mercantile Corporation. Instructions to the Trustee shall be provided in the form of a single instrument in writing and shall be signed by Consolidated Mercantile Corporation.

          (ii) Other Rights - As to all purposes other than the right to vote, the Trustee shall hold the Deposited Shares as trustee for the persons who transferred the same to the Trustee as aforesaid, and, without charge or compensation, immediately pay all dividends, bonuses or other distributions received by the Trustee from or in respect of the Deposited Shares to the person who transferred such Deposited Shares to the Trustee hereunder.

     (d) Acceptance of Trust - The Trustee hereby accepts the trusts hereby created and agrees to discharge the same unless and until it be legally discharged therefrom either by resignation or otherwise.

     (e)  INTENTIONALLY DELETED

     (f) Retirement of Trustee - The Trustee shall be entitled at any time to retire from the trust created hereby upon no less than seven (7) days prior written notice to the Depositors without stating any reason therefor and without incurring any responsibility for any costs occasioned thereby. In such event the Trustee is hereby authorized to appoint a new trustee in its place, provided that such trustee to be so appointed shall be a person or company consented to in writing by not less than four of the Depositors, unless the Depositors fail after seven (7) days prior written notice to name a new trustee whom they desire to have appointed, then the Trustee shall be entitled to appoint a trustee in its own discretion and to assign and transfer the Deposited Shares to the person or company so appointed, provided that the Trustee may, at its option, choose to follow the procedures set forth in the Escrow Agreement in this regard.

     (g) Miscellaneous Trust Provisos- The Depositors and the Corporation hereby indemnify and save harmless the Escrow Agent and the Trustee and its officers, directors, employees and agents from and against any and all liabilities, losses, costs, claims, actions or demands whatsoever which may be brought against the Escrow Agent/Trustee or which it may suffer or incur as a result of or arising out of the performance of its duties and obligations under this Agreement, save only in the event of the negligent action, the negligent failure to act, or the willful misconduct or bad faith of the Escrow
          Agent/Trustee. It is understood and agreed that this indemnification shall survive the termination or discharge of this Agreement or the resignation of the Escrow Agent/Trustee.

          The Escrow Agent/Trustee may employ or retain such counsel, auditors, accountants or other experts of advisers, as it may reasonably require for the purpose of determining and discharging its duties hereunder and will not be responsible for any misconduct or negligence on the part of any of them. The Escrow Agent/Trustee may, if it is acting in good faith, rely on the accuracy of any opinion or report delivered by such experts of advisers. The Corporation shall pay or reimburse the Escrow Agent/Trustee for all reasonable fees, expenses and disbursements of such counsel or advisors.

          The Escrow Agent/Trustee will have no responsibility, if it is acting in good faith, for the genuineness or validity of any securities, documents or other things deposited with it. In the exercise of its right, duties and obligations hereunder, the Escrow Agent/Trustee may, if it is acting in good faith, rely as to the truth of the statements and the accuracy of the opinions expressed in statutory declarations, opinions, written requests, consents, orders or other evidence made in any certificates or other documents provided to it.

          If the Escrow Agent/Trustee, acting reasonably, shall be uncertain concerning its duties or rights hereunder or shall have received instructions, directions, claims or demands which in its opinion are in conflict with other instructions, directions, claims or demands received, or are in conflict with any of the provisions of this Agreement, or if the Escrow Agent/Trustee shall have requested a consent, receipt or other notice from any party and such consent, receipt or other notice has not been received, the Escrow Agent/Trustee may upon being funded sufficiently by the Corporation seek directions from a court of competent jurisdiction.

          The Corporation will pay the reasonable fees and expenses of the Escrow Agent/Trustee in connection with the performance of the Escrow Agent's/Trustee's obligations hereunder, including the reasonable fees and disbursements of counsel or other experts employed by the Escrow Agent/Trustee until all duties of the Escrow Agent/Trustee hereunder shall be finally and fully performed.

          No provision in this Agreement shall limit the rights of any Depositors under applicable securities legislation.

          If any provisions, or portion thereof, of this Agreement, or of the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or portion thereof, to any other person or circumstances shall not be affected thereby and each provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.


2. FIRST RIGHT OF REFUSAL PROVISIONS

     (a) Subject to the provisions of this Agreement, if any Shareholder (the "Offeror") shall desire or be obligated by law or otherwise to transfer into the name of some other person or persons or to sell or dispose of any Common Shares, the other Shareholders (the "Offerees") shall have the prior right to purchase the Common Shares to be transferred on the terms and in accordance with the procedure contained in paragraph (b) of this section.

     (b)  The procedure on a proposed sale or transfer shall be as follows:

          (i) An Offeror shall give to the secretary of the Corporation notice in writing of its desired intention to transfer, sell or otherwise dispose of any Common Shares. The notice (the "Selling Notice") shall set out:

               (A)  the number of Common Shares;

               (B) the price and terms of payment which the Offeror is willing to accept for the Common Shares; and

               (C) if the Offeror has received an offer to purchase the Common Shares, the name and address of the proposed purchaser and the terms of payment and price contained in the offer;

          (ii) The secretary of the Corporation shall thereupon be deemed to be the agent of the Offeror for the purpose of offering the Common Shares to the Offerees on the terms of payment and for the price contained in the Selling Notice;

          (iii)The Common Shares shall be offered by the secretary for sale to each Offeree in the same proportion as the number of Common
               Shares held by such offeree is to all Common Shares which are subject to this Agreement less any Common shares held by the Offeror. The offer shall state that any Offeree desiring to purchase Common Shares offered in excess of his or her proportion shall state in his or her purchase notice (the "Purchase Notice") how many Common Shares he or she desires to purchase in excess of such proportion. If, within a period of fifteen (15) days from the date upon which the secretary gives notice as aforesaid to the Offerees, a Purchase Notice has not been given by an Offeree to the secretary in respect of the Common Shares being offered, such Offeree shall be deemed to have declined to purchase the Common Shares being offered;

          (iv) If any such Offeree does not deliver a Purchase Notice in respect of its proportion of the Common Shares being offered, the unclaimed Common Shares shall be used to satisfy the claims of the Offerees in excess of their respective proportions. If claims in excess are more than sufficient to exhaust unclaimed Common Shares being offered, the unclaimed Common Shares shall be divided pro rata among the Offerees desiring such Common Shares in excess of their proportion in the same proportion as the number of Common Shares held by each such Offeree at the date of the offer is to all Common Shares which are held by such Offerees, provided that no Offeree shall be bound to take any Common Shares in excess of the number it so desires;

          (v) If the Common Shares being offered shall not be capable of being offered to or divided among the Offerees as set forth above without resulting in division into fractions, the same shall be offered or divided amongst the Offerees as nearly as may be in accordance with the foregoing provisions and the balance shall be offered to or divided among the Offerees or some of them in such manner as may be determined by the Board of Directors of the Corporation;

          (vi) If any of the Common Shares being offered shall be accepted by any Offeree pursuant to the provisions of this subparagraph (b), the Common Shares being offered shall be sold to the Offeree for the price and for the terms contained in the Selling Notice;

          (vii)If Purchase Notices have not been given by the Offerees to purchase all of the Common Shares being offered, the Offeror may, within fifteen (15) days after the expiration of the fifteen (15) day period hereinbefore mentioned, offer and sell the unpurchased Common Shares to any other person at the price and on the terms and conditions set out in the Selling Notice and in accordance with the terms and conditions of this Agreement, but subject at all times to the fact that the Offeror may be subject to certain other agreements, requirements or conditions which affect, restrict or impact upon the sale of his or her Shares, including, without limitation, the Escrow Agreement made as of the date hereof among the parties hereto;

     (c)  INTENTIONALLY DELETED

     (d) Notwithstanding the provisions set forth in this paragraph 2 hereof, in the event that any Shareholder shall be permitted to and in fact sells Common Shares of the Corporation in addition to the Permitted Annual Number of Sale Shares by reason of the provisions contained in paragraphs 2B or 2C hereof, or in the event of any of the following events occurring in respect of a Shareholder:

          (i) the death of a Shareholder (in the case of Marsy Industries Limited, considered to mean the death of Domenico Marzano);

          (ii) the termination of a Shareholders' employment to and with the Corporation or Cantar/Polyair Inc. by either party irrespective of the reason (in the case of Marsy Industries Limited, considered to mean Domenico Marzano's employment), provided that in the case of any Shareholder who is party to a written employment agreement to and with the Corporation or Cantar/Polyair Inc., such employment is terminated in accordance with the provisions of such employment agreement.; or

          (iii)the permanent disability of a Shareholder (which, for the purposes hereof, shall be construed in the same manner as defined in any Employment Agreement entered into by the Shareholder and Cantar/Polyair Inc., or if not so defined therein, shall mean where a Shareholder fails to render services of the character required of him because of illness or other incapacity for a period 6 consecutive months, or for shorter periods aggregating more than 6 months in any consecutive 12 month period), then in such instances, all of the remaining Shareholders shall have the right of first refusal to purchase any Common Shares of the Corporation desired to be sold thereafter in excess of the Permitted Annual Number of Sale Shares provided for in paragraph 2A hereof in accordance with the following provisions of paragraph 2 hereof provided that the purchase price payable for such shares shall be satisfied, as to 50%, in cash, and as to the remaining 50% by means of a promissory note maturing two (2) years following the sale closing and bearing interest at the prime rate announced in effect from time to time by the Royal Bank of Canada for commercial loans to its best-risk commercial borrowers, which principal amount and all accumulated interest shall be due and payable in full on maturity and shall be secured by a pledge of the shares constituting the subject matter of such first right of refusal.

2A. SALE RESTRICTION PROVISO - Subject to paragraphs 2B and 2C hereof, in addition to the restrictions contained in the Escrow Agreement, no Shareholder other than Consolidated Mercantile Corporation shall be permitted to sell, transfer or assign in any calendar year that number of Common Shares which exceeds the "Permitted Annual Number of Sale Shares" for that calendar year. For the purposes hereof, the term "Permitted Annual Number of Sale Shares" shall mean, for any Shareholder in a calendar year, that number of Common Shares which equals the greater of (A) 10% of the number of Common Shares owned by the Shareholder at the time of the closing of the IPO (the "Beginning of the Period"), and for greater clarity shall include any portion of the Permitted Annual Number of Sale Shares permitted to be sold but not sold from any previous year, and (B) that percentage of the number of Common Shares owned by the Shareholder at the Beginning of the Period which equals the percentage that the number of Common Shares sold, assigned or transferred by Consolidated Mercantile Corporation during the immediately preceding calendar year (the "Previous Calendar Year") represents of the total number of Common Shares owned by Consolidated Mercantile Corporation at the time of the closing of the IPO.

2B. ADDITIONAL SALE PROVISO - Notwithstanding the provisions of paragraph 2A hereof, any Shareholder(s) may, on or following the 5th anniversary of the successful completion of the IPO transaction, sell such amount of shares from its shareholdings as at the Beginning of the Period (the "Original Holding") as is required for such Shareholder to repatriate to such Shareholder cash proceeds from the sale of such shares equal to the product obtained by multiplying a Shareholders' Original Holding by the issue price per Common Share pursuant to the closing of the IPO transaction (less any profits realized by such Shareholder upon the sale of any shares realized pursuant to the exercise of any stock options of the Corporation). By way of example, if a Shareholder's Original Holding after deducting any monies realized on options, consisted of 100,000 Common Shares of the Corporation and the issue price pursuant to the IPO is $6.00 per Common Share, the provisions of paragraph 2B hereof would permit such Shareholder, after the 5th anniversary of the successful completion of the IPO, to sell as many of its Original Holding as is required to realize gross proceeds of $600,000.00 (less any profits realized by such Shareholder upon the sale of any shares realized pursuant to the exercise of any stock options of the Corporation).

2C. FURTHER SALE PROVISO - Notwithstanding the provisions of paragraph 2A hereof, if at any time following the first anniversary of the successful completion of the IPO transaction, the weighted average trading price per Common Share of the Corporation (the "Relevant Price") on The Toronto Stock Exchange on each trading day during a period (the "Relevant Period") of at least 20 consecutive trading days equals or exceeds $12.00 then each Shareholder shall be permitted, at any time during the period commencing on the first day after the Relevant Period and ending on December 31 of that calendar year (the "Increased Sale Period"), to sell that number of Common Shares which equals the Permitted Annual Number of Sales Shares for that calendar year multiplied by the factor by which the Relevant Price exceeds $6.00, less the number of Common Shares sold by that Shareholder during the period commencing on January 1 of that calendar year and ending on the first day of the Increased Sale Period.

2D. RIGHT OF SALE - CMC - Notwithstanding anything herein contained to the contrary, Consolidated Mercantile Corporation shall have the right to sell, transfer or assign all or any its Shares held pursuant to the provisions hereof to and in favour of any company or entity controlled by Fred A. Litwin, or any member of his immediate family, or to any individual(s) directly or indirectly employed by Fred A. Litwin (collectively herein called the "Permitted Assignee"), provided that Consolidated Mercantile Corporation remains on the covenant herein and any such Permitted Assignee agrees, as a condition of any such assignment, to become bound by the provisions of this Agreement.

2E. RIGHT OF SALE - OTHER SHAREHOLDERS- Notwithstanding anything herein contained to the contrary, any Shareholder (the "Transferor") shall have the right to sell, transfer or assign all or any of their respective shares held pursuant to the provisions hereof to and in favour of any corporation (the "Permitted Corporation"), provided that (i) the Transferor remains on the covenant herein; (ii) the Transferor is the registered and beneficial owner of all the equity and at least a majority of the voting shares of the Permitted Corporation coupled with the right to nominate a majority of the board of directors of the Permitted Corporation (where such majority of the board of directors has authority to transact business of the Permitted Corporation on an unrestricted basis subject to applicable laws), and (iii) the Permitted Corporation agrees, as a condition of such assignment, to become bound by the provisions of this Agreement.

3. SALE BY DEPOSITOR - Nothing contained in Section 1 of this Agreement shall restrict the ability of any Depositor to sell any Common Shares which may be subject to this Agreement. However, if any Depositor does wish to sell such shares and any one or more of the other Depositors acquire such shares pursuant to the provisions of Section 2 of this Agreement then such shares shall be assigned and transferred to the Trustee in the manner provided for in Section 1 of this Agreement during the continuance of the trust thereby created. In the event that the remaining Shareholders decline to purchase the Common Shares of a selling Shareholder under Section 2 and such shares are sold to a third party then the Trustee shall reassign and transfer such shares to the Selling Shareholder at such time and in such manner as may be necessary to facilitate the sale of such shares to the third party. Apart from its obligation to reassign and transfer such shares to the Selling Shareholder, the Trustee shall bear no responsibility or obligation to any of the Shareholders to ensure compliance with the terms and provisions of Section 2 of this Agreement.

4. TERM - The provisions of this Agreement and the trust thereby constituted shall continue until the earlier of, (i) Consolidated Mercantile Corporation no longer owns 10% of the issued and outstanding Common Shares of the Corporation on a fully-diluted basis, or (ii) Fred Litwin, or any member of his immediate family or any affiliate or associate thereof failing to maintain voting direct or indirect control over the outstanding shares of Consolidated Mercantile Corporation.

4A. CMC BOARD - Consolidated Mercantile Corporation hereby agrees to nominate Henry Schnurbach as a nominee of the Corporation's management to serve on the Board of Directors of Consolidated Mercantile Corporation for so long as he is employed by Cantar/Polyair Inc. or its affiliates and remains the beneficial owner of at least 1% of the Common Shares of the Corporation on a fully diluted basis.

4B. POLYAIR BOARD - The Shareholders hereby agree to vote for Henry Schnurbach and (on a rotating annual basis) one of Domenico Marzano, Gary Crandall and Alan Castle to serve as directors of the Corporation, provided that such named individual is employed by the Corporation or Cantar/Polyair Inc. or its affiliates and remains the beneficial owner of at least 1% of the Common Shares of the Corporation on a fully diluted basis.

5. NOTICE - Any notice or other writing required or permitted to be given hereunder or for the purposes hereof to any party shall be sufficiently given if delivered personally, or sent by prepaid registered mail or by telecopier to such party:

        (a)    to the Corporation at:        195 Rexdale Blvd.
                                             Etobicoke, Ontario
                                             M9W 1P7

                                             Attention:      President

                           with a copy to:   106 Avenue Road
                                             Toronto, Ontario
                                             M5R 2H3

                                             Attention:      Fred Litwin

                           and a copy to:    Goldman, Spring,
                                              Schwartz & Kichler
                                             40 Sheppard Avenue West
                                             Suite 700
                                             North York, Ontario
                                             M2N 6K9

                                             Attention:     Mitchell J. Sanders

        (b)    To the Trustee at:            151 Front Street West
                                             Suite 605
                                             Toronto, Ontario
                                             M5J 2N1

                                             Attention:      Manager, Corporate
                                                             Trust Services

        (c)    To the Escrow Agent at:       151 Front Street West
                                             8th Floor
                                             Toronto, Ontario
                                             M5J 2N1

                                             Attention:      Manager, Operations

        (d)    To Consolidated Mercantile    106 Avenue Road
               Corporation at:               Toronto, Ontario
                                             M5R 2H3

                                             Attention:  Fred A. Litwin

        (e)    To Marsy Industries Limited,  195 Rixdale Boulevard
               Domenico Marzano, Henry       Etobicoke, Ontario
               Schnurbach, Gary Crandall     M9W 1P7
               and Alan Castle at:

or at such other address as the party to whom such writing is to be given shall have last notified to the party giving the same in the manner provided in this section. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then the notice shall be deemed to have been given and received on the business day next following such day. Any notice given by prepaid registered mail shall be deemed given and received on the third business day after its mailing. Any notice given by telecopier shall be deemed to have been received on the day it is so delivered and receipt is confirmed.

6. FURTHER ASSURANCES - The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

7. ENTIRE AGREEMENT - This Agreement together with the agreements and other documents to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties (including any and all prior Shareholders' entered into by all or certain of the parties hereto in relation to the Corporation or any of its subsidiaries or affiliates) and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8. COUNTERPARTS - This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

9. SUCCESSORS AND ASSIGNS - This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto respectively.


10. GOVERNING LAW - This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

IN WITNESS WHEREOF the parties hereto have executed these presents on the day and year first above written.


SIGNED SEALED AND DELIVERED)
in the presence of:     )      CONSOLIDATED MERCANTILE
                        )       CORPORATION
                        )
                        )
                        )      Per: _______________________________
                        )            Authorized Signing Officer
                        )
                        )
                        )      MARSY INDUSTRIES LIMITED
                        )
                        )
                        )      Per: _______________________________
                        )            Authorized Signing Officer
                        )
                        )
                        )      ____________________________________
                        )      DOMENICO MARZANO
                        )
                        )
                        )      ____________________________________
                        )      HENRY SCHNURBACH
                        )
                        )
                        )      ____________________________________
                        )      GARY CRANDALL
                        )
                        )
                        )      ____________________________________
                        )      ALAN CASTLE
                        )
                        )
                        )      MONTREAL TRUST COMPANY
                        )      OF CANADA, as Trustee
                        )
                        )
                        )      Per: _______________________________
                        )            Authorized Signing Officer
                        )
                        )
                        )      Per:  _______________________________
                        )            Authorized Signing Officer
                        )
                        )
                        )      MONTREAL TRUST COMPANY
                        )      OF CANADA, as Escrow Agent
                        )
                        )
                        )      Per:  _______________________________
                        )            Authorized Signing Officer
                        )
                        )
                        )      Per:  _______________________________
                        )            Authorized Signing Officer
                        )
                        )
                        )      POLYAIR INTER PACK INC.
                        )
                        )
                        )      Per: _______________________________
                        )            Authorized Signing Officer
                        )
                        )
                        )      Per:  _______________________________
                        )            Authorized Signing Officer